As filed on March 2, 2021 with the U.S. Securities and Exchange Commission.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MICT, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-0016420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

28 West Grand Avenue, Suite 3,

Montvale, NJ 07645

(201) 225-0190

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Darren Mercer
President and Chief Executive Officer
MICT, INC.
28 West Grand Avenue, Suite 3
Montvale, NJ 07645
(201) 225-0190

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard Anslow, Esq.
Jonathan H. Deblinger, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-248602

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	$9,131,603.90	$996.26
Total	$9,131,603.90	$996.26	(2)

(1)

The registrant previously registered the offering, issuance and sale of securities of up to $250,000,000 under the registration statement on Form S-3 (File No. 333-248602), which was filed by the registrant on September 4, 2020 (the “Registration Statement”). In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) an additional amount of securities having a proposed maximum aggregate offering price of $9,131,603.90 is hereby registered, representing no more than 20% of the maximum aggregate offering price of securities available for issuance under the Registration Statement. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act. Represents the registration fee only for the additional amount of securities of the Registrant being registered hereby. The Registrant previously registered securities pursuant to a Registration Statement on Form S-3 (File No. 333-248602) for which a fee of $32,450 was paid.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462 (b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement is being filed with respect to the registration of additional shares of common stock, $0.001 par value per share, of MICT, Inc., a Delaware corporation, pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, representing an increase in the maximum aggregate offering price of $9,131,603.90. The contents of the earlier registration statement on Form S-3 (File No. 333-248602), which was declared effective by the Securities and Exchange Commission on September 14, 2020, including all exhibits thereto and all information incorporated by reference therein, are incorporated in this registration statement by reference.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

CERTIFICATION

The Registrant hereby certifies to the Securities and Exchange Commission (the “Commission”) that (1) it has instructed its bank to pay the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Commission’s account at U.S. Bank as soon as practicable (but no later than the close of business as of March 3, 2021), (2) it will not revoke such instructions, (3) it has sufficient funds in the relevant account to cover the amount of such filing fee and (4) it will confirm receipt of such instructions by its bank during regular business hours no later than March 3, 2021.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

The following exhibits are filed with the Registration Statement

Exhibit No.	Description

5.1	Opinion of Ellenoff Grossman & Schole LLP*

23.1	Consent of Ziv Haft, BDO Member (with respect to MICT, Inc.)*

23.2	Consent of Ziv Haft, BDO Member (with respect to Micronet Ltd.)*

23.3	Consent of RBSM LLP*

23.4	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)*

*	Filed herewith.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, New Jersey on March 2, 2021.

MICT, INC.

By:	/s/ Darren Mercer
Darren Mercer Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Darren Mercer	Chief Executive Officer and Director (Principal Executive Officer)	March 2, 2021
Darren Mercer

/s/ Moran Amran	Controller (Principal Financial and Accounting Officer)	March 2, 2021
Moran Amran

/s/ Jeffrey P. Bilos	Director	March 2, 2021
Jeffrey P. Bilos

/s/ Chezy (Yehezkel) Ofir	Director	March 2, 2021
Chezy (Yehezkel) Ofir

/s/ John M. Scott		March 2, 2021
John M. Scott	Director

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